EXHIBIT 99.1

FOR IMMEDIATE RELEASE

Vince Holding Corp. Reports Fourth Quarter and Fiscal Year 2015 Results

NEW YORK, New York – March 29, 2016 – Vince Holding Corp. (NYSE: VNCE), a leading contemporary fashion brand (“Vince” or the “Company”), today reported unaudited results for the fourth quarter and fiscal year 2015 ended January 30, 2016.

For the fourth quarter ended January 30, 2016:

•

Net sales decreased 13.6% to $81.8 million from $94.7 million in the fourth quarter of fiscal 2014.  Wholesale segment sales decreased 30.2% to $48.1 million and direct-to-consumer segment sales increased 30.5% to $33.7 million over the fourth quarter of fiscal 2014. Comparable store sales increased 10.7%, including e-commerce sales.

•

Gross profit was $41.0 million, or 50.1% of net sales, which includes a $2.2 million benefit from the recovery on inventory write-downs taken in the second quarter. Excluding this benefit, gross profit was $38.8 million, or 47.5% of net sales. This compares to gross profit of $45.8 million, or 48.3% of net sales, in the fourth quarter of fiscal 2014.

•

Selling, general, and administrative expenses were $36.2 million, or 44.2% of sales. This includes a $0.3 million favorable adjustment to management transition costs taken in the second quarter. Excluding this favorable impact, selling, general and administrative costs were $36.5 million, or 44.6% of net sales, in the quarter. In the fourth quarter of fiscal 2014, selling, general and administrative costs were $25.5 million, or 26.9% of sales.

•

Operating income was $4.8 million, compared to operating income of $20.3 million for the fourth quarter of fiscal 2014. Excluding the benefit from the recovery on the inventory write-down and a favorable adjustment to management transition costs, operating income for the fourth quarter of fiscal 2015 was $2.3 million.

•

Net income was $1.8 million, or $0.05 per diluted share, compared to net income of $10.5 million, or $0.28 per diluted share, for the fourth quarter of fiscal 2014. Excluding the benefit from the recovery on the inventory write-down and a favorable adjustment of the transition costs, net income for the fourth quarter of fiscal 2015 was $0.3 million, or $0.01 per diluted share based on 36.8 million weighted average shares outstanding.

•	During the fourth quarter of 2015, the Company opened two new stores, ending the quarter with 48 company-operated stores.

For the fiscal year ended January 30, 2016:

•

Net sales decreased 11.1% to $302.5 million from $340.4 million during fiscal year 2014. The wholesale segment decreased 22.4% to $201.2 million and the direct-to-consumer segment increased 25.1% to $101.3 million over fiscal year 2014. Comparable store sales increased 4.2% over the prior year period, including ecommerce sales.

•

Net income was $5.1 million, or $0.14 per diluted share, which includes a $6.1 million, or $0.16 per share, net charge associated with the write-down of excess inventory and aged product to expected net realizable value incurred in the second quarter and subsequent recovery of inventory in each of the third and fourth quarters; and $1.6 million, or $0.04 per share, in net management transition costs.  This compares to net income of $35.7 million, or $0.93 per diluted share, in fiscal 2014, including the impact of Secondary Offering costs. Adjusted net income was $12.8 million, or $0.34 per diluted share based on 37.5 million weighted average shares outstanding, in fiscal 2015, compared to adjusted net income of $36.1 million, or $0.94 per diluted share, for fiscal year 2014.

Brendan Hoffman, Chief Executive Officer, commented, “While 2015 was a difficult year for the business, we took important measures toward positioning the Company for sustainable long-term growth.  Our first priority was product, where we are making significant headway in recapturing the Vince DNA with the return of our founders and our enhanced design team. The initial response to our Fall collection has been extremely positive, with our wholesale partners and retail team excited to see the return of the signature Vince look and feel in a fresh and relevant way.  That said, we are prepared for a tough first half, as we strategically reduce shipments and receipts while we reset the product assortment. While the pullback in deliveries is expected to impact our sales results in the short term, we believe this is a necessary step for the long term health of the brand. We look forward to the holiday season when we expect to see the new product line drive a turn in our business.  In the meantime, we are carefully managing our inventory levels and diligently controlling costs while making strategic investments to support our business for the long term.  We are also taking steps to increase our financial flexibility with the rights offering, which we commenced today.  Overall, while we still have a long road ahead of us, we believe that the initiatives we have in place will enable us to achieve the full potential of the Vince brand.”

Balance Sheet

The Company’s debt decreased by $17.9 million to $60.0 million during the fourth quarter of fiscal 2015. The Company had availability under its Revolving Credit Facility of $28.1 million as of January 30, 2016.

Inventory at the end of the fourth quarter of fiscal 2015 was $36.6 million compared to $37.4 million at the end of the fourth quarter of fiscal 2014. The year-over-year inventory decline was driven primarily by the increase in inventory reserves. Partially offsetting the additional reserves were increases from the 11 new store openings since the end of the fourth quarter of last year.

Capital expenditures for the fourth quarter of fiscal 2015 totaled $3.5 million, $2.0 million of which was primarily attributable to new stores.

2016 Outlook

For fiscal 2016, the Company continues to expect:

•

Total net sales between $290 million and $305 million, including revenues from six new retail stores and comparable sales growth inclusive of ecommerce sales in the flat to low-single digit range. The Company expects sales to decrease in the mid- to high-single digit range for the first half of the year and to increase in the low- to mid-single digit range in the second half of the year as compared to the same prior year periods;

•	Gross margin of approximately 47%;
•	SG&A to be between $132 million and $135 million;
•	Interest expense of approximately $4 million;
•

Diluted EPS of $0.00 to $0.06. The company expects net loss per share to be in the mid-teen’s range in the first half of the year due to higher SG&A growth as the result of continued store and strategic investments in early fiscal 2016 and the annualization of store openings and strategic investments made in fiscal 2015. Note that the EPS guidance reflects a share count of approximately 46.9 million, which takes into account the expected completion of the $65 million rights offering; and

•	Capital expenditures between $10 million and $12 million.

Non-GAAP Financial Measures

In addition to reporting financial results in accordance with GAAP, the Company has provided, with respect to financial results relating to the fourth quarter and fifty-two week period of fiscal 2015, adjusted cost of products sold, adjusted gross margin, adjusted selling, general and administrative expenses, adjusted operating income, adjusted income before taxes, adjusted income taxes, adjusted net income and adjusted earnings per share, which are non-GAAP financial measures, in order to eliminate the effect on operating results of the inventory write-down and management transition costs. The Company has also provided, with respect to financial results relating to the fifty-two week period of fiscal 2014, adjusted selling, general and administrative expenses, adjusted operating income, adjusted provision for taxes, adjusted net income and adjusted earnings per share, which are non-GAAP financial measures, in order to eliminate the effect on operating results the costs related to the secondary offering by certain stockholders (the “Secondary Offering”). The Company believes that the presentation of adjusted results facilitates an understanding of the Company’s continuing operations without the non-recurring impact associated with the inventory write-down and management transition costs as well as the Secondary Offering costs. Non-GAAP financial measures should not be considered in isolation from, or as a substitute for, financial information prepared in accordance with GAAP. A reconciliation of GAAP to non-GAAP results has been provided in Exhibits 3 through 5 to this press release.

2015 Fourth Quarter Earnings Conference Call

A conference call to discuss the fourth quarter results will be held today, March 29, 2016, at 4:30 pm. ET, hosted by Vince Holding Corp. Chief Executive Officer, Brendan Hoffman, and Chief Financial Officer, David Stefko. During the conference call, the Company may answer questions concerning business and financial developments, trends and other business or financial matters. The Company's responses to these questions, as well as other matters discussed during the conference call, may contain or constitute information that has not been previously disclosed.

Those who wish to participate in the call may do so by dialing (877) 201-0168 conference ID 72235401. Any interested party will also have the opportunity to access the call via the Internet at http://investors.vince.com/. To listen to the live call, please go to the website at least 15 minutes early to register and download any necessary audio software. For those who cannot listen to the live broadcast, a recording will be available for 30 days after the date of the event. Recordings may be accessed at http://investors.vince.com/.

ABOUT VINCE

VINCE is a leading contemporary fashion brand best known for modern effortless style and everyday luxury essentials. Established in 2002, the brand now offers a wide range of women's and men's apparel, women's and men's footwear, and handbags. Vince products are sold in prestige distribution worldwide, including approximately 2,500 distribution locations across 38 countries. With corporate headquarters in New York and its design studio in Los Angeles, the Company has 35 company-operated full-price retail stores, 14 company-operated outlet stores and its e-commerce site, VINCE.com. Please visit www.VINCE.com for more information.

This document, and any statements incorporated by reference herein, contains forward-looking statements under the Private Securities Litigation Reform Act of 1995. Forward-looking statements include the statements under “2016 Outlook” and statements regarding, among other things, our current expectations about the Company's future results and financial condition, revenues, store openings and closings, margins, expenses and earnings and are indicated by words or phrases such as "may," "will," "should," "believe," "expect," "seek," "anticipate," "intend," "estimate," "plan," "target," "project," "forecast," "envision" and other similar phrases. Although we believe the assumptions and expectations reflected in these forward-looking statements are reasonable, these assumptions and expectations may not prove to be correct and we may not achieve the results or benefits anticipated. These forward-looking statements are not guarantees of actual results, and our actual results may differ materially from those suggested in the forward-looking statements. These forward-looking statements involve a number of risks and uncertainties, some of which are beyond our control, including, without limitation: our ability to maintain adequate cash flow from operations or availability under our revolving credit facility to meet our liquidity needs (including our obligations under the tax receivable agreement); our ability to successfully complete the migration of our systems and processes from Kellwood Company; our ability to successfully transition our distribution system from Kellwood Company to a third party logistics provider; our ability to remain competitive in the areas of merchandise quality, price, breadth of selection, and customer service; our ability to anticipate and/or react to changes in customer demand and attract new customers, including in connection with making inventory commitments; our ability to control the level of sales in the off-price channels; our ability to manage current excess inventory in a way that will promote the long-term health of the brand; changes in consumer confidence and spending; our ability to maintain projected profit margins; unusual, unpredictable and/or severe weather conditions; the execution and management of our retail store growth, including the availability and cost of acceptable real estate locations for new store openings; the execution and management of our international expansion, including our ability to promote our brand and merchandise outside the U.S. and find suitable partners in certain geographies; our ability to expand our product offerings into new product categories, including the ability to find suitable licensing partners; our ability to successfully implement our marketing initiatives; our ability to protect our trademarks in the U.S. and internationally; our ability to maintain the security of electronic and other confidential information; serious disruptions and catastrophic events; changes in global economies and credit and financial markets; competition; the impact of recent turnover in the senior management team; the fact that a number of members of the management team have less than one year of tenure with the Company, and the current senior management team has not had a long period of time working together; our ability to attract and retain key personnel; commodity, raw material and other cost increases; compliance with domestic and international laws, regulations and orders; changes in laws and regulations; outcomes of litigation and proceedings and the availability of insurance, indemnification and other third-party coverage of any losses suffered in connection therewith; tax matters; our ability to commence and complete the proposed rights offering and related backstop commitment; and other factors as set forth from time to time in our Securities and Exchange Commission filings, including under the heading "Item 1A—Risk Factors" in our Annual Report on Form 10-K and our Quarterly Reports on Form 10Q. We intend these forward-looking statements to speak only as of the time of this release and do not undertake to update or revise them as more information becomes available.

This press release is also available on the Vince Holding Corp. website (http://investors.vince.com/).

Investor Relations Contact:

Jean Fontana

ICR, Inc.

Jean.fontana@icrinc.com

646-277-1200

Vince Holding Corp. and Subsidiaries	Exhibit (1)
Condensed Consolidated Statements of Operations
(Unaudited, amounts in thousands except percentages, share and per share data )

	Three Months Ended		Twelve Months Ended
	January 30,	January 31,	January 30,	January 31,
	2016	2015	2016	2015
Net sales	$81,763	$94,671	$302,457	$340,396
Cost of products sold	40,782	48,915	169,941	173,567
Gross profit	40,981	45,756	132,516	166,829
as a % of net sales	50.1%	48.3%	43.8%	49.0%
Selling, general and administrative expenses	36,157	25,487	116,790	96,579
as a % of net sales	44.2%	26.9%	38.6%	28.4%
Income from operations	4,824	20,269	15,726	70,250
as a % of net sales	5.9%	21.4%	5.2%	20.6%
Interest expense, net	1,313	2,128	5,680	9,698
Other expense, net	343	278	1,733	835
Income before taxes	3,168	17,863	8,313	59,717
Provision for Income taxes	1,390	7,336	3,214	23,994
Net income	$1,778	$10,527	5,099	35,723
Earnings per share:
Basic earnings per share	$0.05	$0.29	$0.14	$0.97
Diluted earnings per share	$0.05	$0.28	$0.14	$0.93
Weighted average shares outstanding:
Basic	36,778,413	36,742,943	36,770,430	36,730,490
Diluted	36,779,438	38,186,236	37,529,227	38,244,906

Vince Holding Corp. and Subsidiaries	Exhibit (2)
Condensed Consolidated Balance Sheets
(Unaudited, amounts in thousands)

	January 30,	January 31,
	2016	2015
ASSETS
Current assets:
Cash and cash equivalents	$6,230	$112
Trade receivables, net	9,400	33,797
Inventories, net	36,576	37,419
Prepaid expenses and other current assets	8,027	9,812
Total current assets	60,233	81,140
Property, plant and equipment, net	37,769	28,349
Intangible assets, net	109,046	109,644
Goodwill	63,746	63,746
Deferred income taxes and other assets	92,774	95,769
Total assets	$363,568	$378,648

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Accounts payable	$28,719	$29,118
Accrued salaries and employee benefits	5,755	7,380
Other accrued expenses	37,174	27,992
Total current liabilities	71,648	64,490
Long-term debt	57,615	84,450
Deferred rent	14,965	11,676
Other liabilities	140,838	146,063
Stockholders' equity	78,502	71,969
Total liabilities and stockholders' equity	$363,568	$378,648

Vince Holding Corp. and Subsidiaries	Exhibit (3)
Reconciliation of net income on a GAAP basis to “Adjusted net income”
(Unaudited, amounts in thousands except percentages, share and per share data)

	For the three months ended January 30, 2016
	As Reported	Adjustments		As Adjusted

Net sales	$81,763			$81,763
Cost of products sold	40,782	$2,161	(a)	42,943
Gross profit	40,981	(2,161)		38,820
as a % of sales	50.1%			47.5%
Selling, general and administrative expenses	36,157	323	(b)	36,480
as a % of sales	44.2%			44.6%
Income from operations	4,824	(2,484)		2,340
as a % of sales	5.9%			2.9%
Interest expense, net	1,313			1,313
Other expense, net	343			343
Income before income taxes	3,168	(2,484)		684
Provision for Income taxes	1,390	(1,018)	(c)	372
Net Income	$1,778	$(1,466)		$312

Earnings per share:
Basic earnings per share	$0.05	$(0.04)		$0.01
Diluted earnings per share	$0.05	$(0.04)		$0.01

Weighted average shares outstanding:
Basic shares	36,778,413			36,778,413
Diluted shares	36,779,438			36,779,438

(a) To adjust cost of products sold to remove the favorable impact of the recovery on inventory write downs taken in the second quarter of approximately $2.2 million.
(b) To adjust selling, general and administrative expenses to remove the favorable adjustment to management transition costs taken in the second quarter of approximately $0.3 million.
(c) Adjusted amount represents adjusted pretax income multiplied by a normalized tax rate of 41%. The normalized tax rate was derived by reference to statutory tax rates in the jurisdictions in which the Company operates, without giving effect to the Company’s valuation allowance or potential use of its net operating loss carryforwards.

Vince Holding Corp. and Subsidiaries	Exhibit (4)
Reconciliation of net income on a GAAP basis to “Adjusted net income”
(Unaudited, amounts in thousands except percentages, share and per share data)

	For the twelve months ended January 30, 2016
	As Reported	Adjustments		As Adjusted

Net sales	$302,457			$302,457
Cost of products sold	169,941	$(10,300)	(a)	159,641
Gross profit	132,516	10,300		142,816
as a % of sales	43.8%			47.2%
Selling, general and administrative expenses	116,790	(2,702)	(b)	114,088
as a % of sales	38.6%			37.7%
Income from operations	15,726	13,002		28,728
as a % of sales	5.2%			9.5%
Interest expense, net	5,680			5,680
Other expense, net	1,733			1,733
Income before income taxes	8,313	13,002		21,315
Provision for Income taxes	3,214	5,331	(c)	8,545
Net Income	$5,099	$7,671		$12,770

Earnings per share:
Basic earnings per share	$0.14	$0.21		$0.35
Diluted earnings per share	$0.14	$0.20		$0.34

Weighted average shares outstanding:
Basic shares	36,770,430			36,770,430
Diluted shares	37,529,227			37,529,227

(a) To adjust cost of products sold to remove the net impact of inventory write downs of approximately $10.3 million primarily related to excess out of season and current inventory.
(b) To adjust selling, general and administrative expenses to remove executive severance costs of $3.4 million and executive search costs of $0.6 million partially offset by the favorable impact of $(1.3) million related to executive stock option forfeitures.
(c) Adjusted amount represents adjusted pretax income multiplied by a normalized tax rate of 41%. The normalized tax rate was derived by reference to statutory tax rates in the jurisdictions in which the Company operates, without giving effect to the
Company’s valuation allowance or potential use of its net operating loss carryforwards.

Vince Holding Corp. and Subsidiaries	Exhibit (5)
Reconciliation of net income on a GAAP basis to “Adjusted net income”
(Unaudited, amounts in thousands except percentages, share and per share data)

	For the twelve months ended January 31, 2015
	As Reported	Adjustments		As Adjusted

Net sales	$340,396	$-		$340,396
Cost of products sold	173,567	-		173,567
Gross profit	166,829	-		166,829
as a % of net sales	49.0%			49.0%
Selling, general and administrative expenses	96,579	(571)	(a)	96,008
as a % of net sales	28.4%			28.2%
Income from operations	70,250	571		70,821
as a % of net sales	20.6%			20.8%
Interest expense, net	9,698	-		9,698
Other expense, net	835	-		835
Income before taxes	59,717	571		60,288
Income taxes	23,994	228	(b)	24,222
Net income	$35,723	$343		$36,066

Earnings per share:
Basic earnings per share	$0.97	$0.01		$0.98
Diluted earnings per share	$0.93	$0.01		$0.94

Weighted average shares outstanding:
Basic shares	36,730,490			36,730,490
Diluted shares	38,244,906			38,244,906

(a) To adjust selling, general and administrative expenses to remove the costs incurred by the Company related to the Secondary Offering completed in July 2014.
(b) Represents the tax effect on the Secondary Offering costs incurred at the Company's estimated annual effective tax rate of 40%.